UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of

the Securities Exchange Act of 1934

Date of Report:   April 26, 2007

QUIXOTE CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-08123	36-2675371
(State or other jurisdiction of	Commission file number	(I.R.S. Employer
incorporation or organization)		Identification No.)

35 EAST WACKER DRIVE, CHICAGO, ILLINOIS	60601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code:  (312) 467-6755

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

On April 26, 2007, we issued a press release announcing our financial results for our third quarter of fiscal year 2007 ended March 31, 2007.   The full text of the press release is furnished with this Current Report on Form 8-K as Exhibit 99.

In a conference call discussing the press release, management disclosed certain information which may be considered important to certain shareholders.

Backlog as of March 31, 2007 was $44.8 million, compared to $30.0 million last year primarily due to the inclusion of the $20 million New York contract awarded to the Intersection Control segment during the quarter.  For the Inform segment, backlog increased $1.5 million, or 24% from last year, to $7.9 million as of March 31, 2007.  Protect and Direct backlog decreased $2.9 million to $9.2 million as of March 31, 2007.

International sales increased 16%, or $800,000, in the current third quarter to $5.9 million from $5.1 million for the third quarter last year. This was primarily due to increased sales of Triton® water-filled barriers to Australia.  International Sales for the current nine-month period were $17.0 million, an increase of 4% over the nine-month period last year.  We expect total international sales will be $24 to $25 million for this fiscal year 2007.  International sales growth has been greater than domestic sales growth during this fiscal year 2007.  Domestic sales for the Protect and Direct segment for the current third quarter decreased 5% compared to the third quarter of last year.

We formed a new company in China, Quixote (Beijing) Co., Ltd., and have leased an 18,000 square foot manufacturing facility in Beijing.  The total initial investment in this company is expected to be approximately $1 million, of which $300,000 to $400,000 is expected to impact earnings during our fourth quarter.

The net loss per share reported for the first nine months of fiscal 2007 of $0.68 per diluted share included a gain on the sale of assets as well as restructuring costs and inventory write-offs within the Intersection Control segment.  The tables to the press release include a reconciliation of these items from the GAAP operating loss to a non-GAAP operating profit.   Excluding these items from the GAAP income before income taxes and applying our effective income tax rate, net earnings per share for the first nine months of fiscal 2007 increased to $0.02 per diluted share from a loss per share of $0.16 per diluted share for the first nine months of last year.

We expect sales for our fourth quarter will be between $38 and $40 million.  In addition, we expect earnings for the fourth quarter of fiscal 2007 to improve significantly compared to the fourth quarter of last year, similar to the improvement for the current second and third quarters as compared to the prior year.

A conference call discussing the press release was recorded and is available for replay through Thursday, May 3, 2007 at 12AM.  To access the replay, please call (888) 286-8010 and enter passcode 77421097; the recorded web cast will also be available at “www.quixotecorp.com”.

This Current Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, projections, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are not historical facts.  Actual results may differ materially from those expressed or implied by the forward-looking statements contained in this report.  Forward-looking statements are subject to numerous risks, uncertainties and assumptions about us and our business.  These risks and uncertainties are discussed in our annual report on Form 10-K for the year ended June 30, 2006 and subsequent quarterly reports on Form 10-Q.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

The information in this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 9.01               Financial Statements and Exhibits.

The following Exhibits are included herein:

(d)           Exhibits

99            Press Release issued by Quixote Corporation, dated April 26, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUIXOTE CORPORATION
DATE: April 26, 2007

DANIEL P. GOREY
Vice President, Chief Financial Officer and Treasurer (Chief Financial & Accounting Officer)